EXHIBIT 99

CONTACT:	John Zettler 715 836-9994 x109
DATE:	May 6, 2004
FOR IMMEDIATE RELEASE

CITIZENS COMMUNITY BANCORP ANNOUNCES
SECOND QUARTER EARNINGS

EAU CLAIRE, Wisc.- Citizens Community Bancorp (OTC Electronic Bulletin Board: CZWI), the holding company for Citizens Community Federal, announced earnings of $185,253 for the quarter ending March 31, 2004 compared to $127,533 for the prior year quarter. Earnings for the six-month year-to-date totaled $367,922.

Basic earnings per share represent income available to common shareholders divided by the weighted-average number of common shares outstanding during the period. Earnings per share data from March 29, 2004 (the date of reorganization), to March 31, 2004 is not meaningful due to the shortness of the period and, accordingly, has not been presented. Earnings per share data does not apply to the periods prior to the reorganization since Citizens Community Federal was a mutual savings bank with no stock outstanding.

Net interest income for the quarter ended March 31, 2004 totaled $1.6 million compared to $1.4 million for the prior year quarter. Net interest income for the six months ended March 31, 2004 totaled $3.2 million compared to $2.7 million for the prior six-month period. The increase in net interest income was primarily a result of an increase in loan volume as well as an increase in loans outstanding for both periods. In addition, the earning asset yield remained steady, while the cost of funds decreased in both periods.

Non-interest income increased to $357,000 for the quarter ending March 31, 2004, compared to $348,000 for the same period in 2003 as a result of additional loan fee income. For the six-month period ending March 31, 2004, non-interest income increased to $688,000 from $673,000 for the previous six-month period ending March 31, 2003.

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Citizens Community Bancorp
May 6, 2004

Non-interest expense increased to $1.56 million for the three months ending March 31, 2004, compared to $1.42 million for the three months ending March 31, 2003. Salary increase represented 62% of the increase. The increase was primarily due to normal salary increases and the additional staffing at the Mankato branch office acquired in November 2003.

Total assets increased by $10.9 million, or 8.4%, to $141.3 million at March 31, 2004, from $130.4 million as of September 30, 2003. The increase in total assets was primarily attributable to an increase in loan receivables of $10.5 million. The increase in assets included the purchase of the branch in Mankato, Minn., on November 1, 2003, which included $700,618 in loans and $24,246 in equipment.

Stockholder's equity increased $8.2 million to $19.2 million at March 31, 2004, from $11 million at September 30, 2003. The increase for the period was a result of $7.9 million of net capital raised in the reorganization as discussed above and net earnings of $367,922 for the period.

Citizens Community Bancorp, based in Eau Claire, Wisc., is the mid-tier holding company for Citizens Community Federal, a federal mutual savings association operating nine full-service banking offices in Wisconsin and Minnesota.

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Except for historical information contained herein, the matters contained in this news release and other information in the Company's SEC filings, may express "forward looking statement" within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including statements that are other than statements of historical facts. The risks and uncertainties that may affect the operations, performance, development, growth projections and results of the Company's business include, but are not limited to, the growth of the economy, interest rate movements, timely development by the Company of technology enhancements for its products and operating systems, the impact of the Company to successfully integrate acquired companies, Congressional legislation, changes in regulatory or generally accepted accounting principles and similar matters. Readers are cautioned not to place undue reliance on forward-looking statements that are subject to influence by the named risk factors and unanticipated future events. Actual results, accordingly, may differ materially from management expectations.

Citizens Community does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated and unanticipated events or circumstances after the date of such statements.

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CITIZENS COMMUNITY BANCORP
SELECTED FINANCIAL INFORMATION

	March 31, 2004	Sept. 30, 2003
(In thousands)
Selected Financial Condition Data
Total Assets	$141,334,231	$130,399,883
Cash and Cash equivalents	$ 2,128,601	$ 3,074,024
Allowance for Loan Losses	($ 506,837)	($ 466,527)
Deposits	$120,180,956	$114,962,864
Federal Home Loan Bank Advances	$ 0	$ 3,700,000
Total Equity	$ 19,233,154	$ 10,990,936

	Three Months Ended March 31,		Six Months Ended March 31,
	2004	2003	2004	2003
	(In thousands)
Selected Operations Data
Total Interest &Dividend Income	$2,332,596	$2,164,334	$4,626,899	$4,346,657
Interest expense	$ 722,892	$ 788,571	$1,471,998	$1,636,855
Net Interest Income	$1,609,704	$1,375,763	$3,154,901	$2,709,802
Provision for Loan Losses	$ 99,999	$ 96,000	$ 195,999	$ 213,530
Net Interest Income After Provision for Loan Loss	$1,509,705	$1,279,763	$2,958,902	$2,496,272
Total NonInterest Income	$ 356,761	$ 347,952	$ 687,890	$ 673,107
Total NonInterest Expense	$1,560,370	$1,416,917	$3,038,764	$2,803,505
Income before provision for income tax	$ 306,096	$ 210,798	$ 608,028	$ 365,874
Provision for Income Taxes	$ 120,843	$ 83,265	$ 240,106	$ 144,520
Net Income	$ 185,253	$ 127,533	$ 367,922	$ 221,354

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